Calpine Corporation Files Chapter 11 Petitions
to Facilitate Debt Restructuring
Receives Commitments for $2 Billion of Debtor-in-Possession Financing;
Expects Normal Operations to Continue
     (SAN JOSE, Calif.) /PR Newswire — First Call/ Dec. 20, 2005 — Calpine Corporation [OTC Pink Sheets: CPNL] announced today that, in order to allow continued operations at its power plants and facilities in the U.S., Canada, and Mexico, strengthen its balance sheet, protect its assets, and enhance the value of its business, the company and many of its subsidiaries, including Calpine Generating Company, LLC, filed voluntary petitions to restructure under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York in Manhattan.
     The Company also announced today that certain of its direct and indirect subsidiaries and affiliates in Canada intend to file for creditor protection under the Companies’ Creditors Arrangement Act (“CCAA”).
     In conjunction with the filing, Calpine has received commitments for up to $2 billion of secured debtor-in-possession (DIP) financing from Deutsche Bank and Credit Suisse First Boston, joint lead arrangers and joint bookrunners. The financing includes a $1 billion revolving credit facility and a $1 billion term loan. Upon Court approval, the financing, combined with cash from operations, will be used to fund post-petition operating expenses, including employee and supplier obligations.
     Calpine emphasized that normal operations will continue during the restructuring process. “Our plan calls for power plants to remain available for operation to provide reliable supplies of electricity,” said Robert P. May, Calpine’s Chief Executive Officer. “We intend to move through this restructuring process as quickly as possible to regain our financial health and to take the necessary steps to become a stronger and more competitive energy provider. With our new financing we will have additional financial flexibility and sufficient liquidity to meet our obligations going forward.”
     “We believe that Calpine needs to change its business model in light of the ongoing evolution of competitive power markets and our current financial condition,” May said. “Although the company has taken numerous steps to reduce its debt and strengthen its balance sheet through asset sales and other means, these actions were not sufficient to offset the cost of Calpine’s substantial debt obligations.
     “After careful consideration of all available alternatives, Calpine’s Board of Directors determined that a Chapter 11 filing was a necessary and prudent step and the best way to obtain
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the financing necessary to maintain regular operations, and allow for a successful restructuring,” said May. “Calpine has a strong foundation in place, with high quality assets and a professional and experienced workforce. Chapter 11 protection will provide us with the ability to address our financial challenges without disrupting our ability to continue to provide reliable power supplies to the markets in which we operate.”
     As a routine matter, Calpine has asked the Court for authorization to continue paying employee wages and salaries, providing benefits without interruption, and expects the Court to grant that request. During the restructuring process, Calpine will continue to evaluate all opportunities to strengthen its balance sheet and enhance operating cash flow, including asset sales and reductions in operating and overhead costs.
     In addition, Calpine has petitioned the court to reject certain of its contracts, including power sales agreements in which the price paid to Calpine for electricity is significantly below its cost or market prices. The company expects its power plants will continue to be available to meet the needs of electricity consumers in all of its service areas.
     The Chapter 11 filing does not affect the tender offer to purchase up to $400 million of the outstanding 9 ⅝% First Priority Senior Secured Notes due in 2014 (the “Offer”) that commenced on December 1, 2005. As previously announced, the Offer will remain open until 12:00 midnight, New York City Time, on December 29, 2005, unless extended or earlier terminated.
     The company has established a toll-free restructuring information line for employees, suppliers, customers, investors and other interested parties, 1-866-504-6370. More information on Calpine’s restructuring is also available on the company’s web site, www.calpine.com. For access to Court documents and other general information about the Chapter 11 cases, please visit www.kccllc.net/calpine.
     A major power company, Calpine Corporation supplies customers and communities with electricity from clean, efficient, natural gas-fired and geothermal power plants. Calpine owns, leases and operates integrated systems of plants in 21 U.S. states and in three Canadian provinces. Its customized products and services include wholesale and retail electricity, gas turbine components and services, energy management and a wide range of power plant engineering, construction and maintenance and operational services. Calpine was founded in 1984.

MEDIA CONTACTS:
Katherine Potter	Kent Robertson
408-792-1168	408-794-2416
kpotter@calpine.com	kentr@calpine.com

Calpine Corporation Files Chapter 11 Petitions
To Facilitate Debt Restructuring
December 20, 2005

     This news release discusses certain matters that may be considered “forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation and its subsidiaries (“the Company”) and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to: (i) the Company’s ability to continue as a going concern; (ii) the ability of the Company to operate pursuant to the terms of the debtor-in-possession facility; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; (iv) the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; (v) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vi) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vii) the Company’s ability to maintain contracts that are critical to its operations; (viii) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (ix) the ability of the Company to fund and execute its business plan;(x) the ability of the Company to attract, motivate and/or retain key executives and associates[employees?]; (xi) the ability of the Company to attract and retain customers and (xii) other risks identified from time-to-time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which can also be found on the Company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.
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